Exhibit 23(a)


                          INDEPENDENT AUDITORS' CONSENT


     We consent to the incorporation by reference in this Registration Statement of MDU Resources Group, Inc. on Form S-8 of our reports dated January 24, 2003 (which express an unqualified opinion and include an explanatory paragraph concerning the application of procedures relating to certain disclosures and reclassifications of financial statement amounts related to the 2001 and 2000 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures and reclassifications) appearing in and incorporated by reference in the Annual Report on Form 10-K of MDU Resources Group, Inc. for the year ended December 31, 2002 and to the reference to us under the heading "Interests of Named Experts and Counsel" in such Registration Statement.



/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Minneapolis, Minnesota
January 20, 2004